For Immediate Release

Iridex Announces Strategic Collaboration with Topcon Corporation

•	Transaction provides $19.5 million cash to Iridex, as two leaders join forces in glaucoma and retinal disease treatment
•	Iridex to host a conference call presentation on March 2, 2021 at 2:00 p.m. PT/5:00 p.m. ET

Mountain View, CA — March 2, 2021 — Iridex Corporation (NASDAQ: IRIX), a provider of innovative ophthalmic laser-based medical products for the treatment of glaucoma and retinal diseases, announced today that it has entered into a strategic collaboration with Topcon Corporation.  Topcon is a Japanese-based manufacturer and distributor with approximately $1.3 billion in annual revenues, including $430 million from its eye care business.

Highlights of the new strategic relationship include:

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The transaction nets $19.5 million of cash to Iridex, providing multiyear funding for strategic growth initiatives, particularly those designed to drive expanded market penetration of Iridex’s unique non-incisional glaucoma therapy products

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Topcon invests in Iridex by i) purchasing exclusive rights to distribute Iridex’s retina and glaucoma products in certain global markets, and ii) acquiring a common equity stake of approximately 10.4% in Iridex

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Iridex product portfolio to benefit from Topcon’s distribution strength in Asia Pacific and key EMEA markets, joining Topcon’s broad offering of diagnostic and treatment products for glaucoma and retina customers

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Iridex acquires Topcon’s PASCAL® product line, combining Iridex’ MicroPulse® technology with Topcon’s PASCAL® laser platform, resulting in a leading market share for retinal scanning laser products, plus greater scale to generate design, manufacturing and marketing efficiencies

Terms of the Agreements

The comprehensive collaboration between Iridex and Topcon includes three main agreements: an Exclusive Distribution Agreement, an Asset Purchase Agreement and an Equity Funding Agreement.  Under the terms of these agreements, Topcon will acquire exclusive distribution of Iridex laser systems, delivery devices and disposable probes to be sold through its strong networks in Asia Pacific and key EMEA regions. Concurrently, Iridex will add Topcon’s PASCAL® systems to its U.S. direct sales and rest-of-world distribution network. Further, Iridex will acquire the design and manufacturing operation of Topcon’s PASCAL® product line. Finally, Topcon will purchase $10 million of Iridex common shares at a price of $6.18 per share. The net cash proceeds to Iridex of these transactions are expected to be approximately $19.5 million before offering expenses.

About the partnership, David Bruce, CEO of Iridex, said, “We feel energized entering into this important alliance with Topcon that advances the strategic positions of both companies on multiple fronts.  Joining Topcon’s comprehensive distribution network throughout Asia Pacific and key EMEA regions will help Iridex to significantly expand the market penetration of our marquee non-incisional glaucoma therapy.

Topcon can further capitalize on its already-strong distribution network by adding our leading retina product portfolio to enhance the breadth of its ophthalmic system offerings.  This alliance will enable both companies to benefit from the enhanced scale achieved by consolidating the design, manufacturing and distribution of two leaders in scanning laser retinal treatment. Finally, with $19 million in additional capital, Iridex has the resources to drive its multiyear growth programs.”

“We sought this alliance with Iridex to achieve significant benefits to our operating and distribution efforts.  As leaders and innovators in advancing the treatment options for eyesight threatening diseases, we recognize a great opportunity to bring our strengths together,” said Fumio Ohue, Managing Executive Officer of Topcon’s Eye Care Business. “We are excited to bring Iridex’s retina and glaucoma therapy products to our expansive customer base throughout Asia Pacific and key Europe, Middle East and Africa markets. This alliance with Iridex is one of the major initiatives which Topcon will offer with our ‘Shared Care’ program. We are confident that combining our new product design and development efforts will enhance our existing and future products in both retina and glaucoma.”

Mr. Bruce concluded, “In line with our goal of ensuring the long-term adoption of our laser-based MicroPulse TLT procedure in the marketplace, we are gratified with the high-level commitment Topcon has made to our platform, and we look forward to a strong partnership that is beneficial for patients and eye care specialists around the world for years to come.”

Conference Call Details

In conjunction with the announcement, the companies’ management team will host a conference call today, March 2, 2021, beginning at 2:00 p.m. PT / 5:00 p.m. ET.

Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 5157177. A live and archived webcast of the event will be available on the “Investors” section of the Iridex website at: www.iridex.com.

About Topcon Corporation

Topcon Corporation is headquartered in Tokyo Japan. A globally oriented business, Topcon is focused on developing solutions towards solving societal challenges in the mega-domains of healthcare, agriculture, and infrastructure. Revenue in fiscal 2019 was approximately $1.3 billion. Topcon Corporation (www.topcon.co.jp/en), founded in 1932, is traded on the Tokyo Stock Exchange (7732).

Topcon Healthcare is a branded eyecare business of Topcon. Topcon Healthcare sees eye health differently. Our vision is to empower providers with smart and efficient technologies for enhanced patient care. Keeping pace with the ever-changing landscape of the healthcare industry, we offer the latest integrated solutions, including advanced multi-modal imaging, vendor-neutral data management, safe distancing, and ground-breaking remote diagnostic technology. https://topconhealthcare.com/us/

About Iridex

Iridex is a worldwide leader in developing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma, diabetic macular edema and other retinal diseases. Iridex products are sold in the United States and Germany through a direct sales force and in more than 100 countries through a network of independent distributors. For more information, visit www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the transactions described above. Such statements include those referring to the transaction described above and the benefits related thereto.   These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact
Leigh Salvo
(415) 937-5404
investors@iridex.com

Iridex Media Contact
Jamie Hall
Pascale Communications, LLC.
(724) 417-0167
jamie@pascalecommunications.com